EXHIBIT 10.5


                              EMPLOYMENT AGREEMENT


        This Employment Agreement (the "Agreement") is made and entered into as of March 1, 2003 (the "Effective Date"), by and between Mardan Afrasiabi ("Employee") and Stonehouse Technologies, Inc., a Texas corporation ("Stonehouse") (collectively the "parties").

1.  Duties.

     Stonehouse hereby employs Employee, and Employee hereby agrees to serve as the President and Chief Operating Officer of Stonehouse during the Term (as defined hereinafter) hereof. Employee shall have such duties and powers as are normally accorded a President and Chief Operating Officer of a corporation and shall loyally, conscientiously and in good faith perform such duties as may be assigned to him from time to time by the Board of Directors of Stonehouse. Those duties include achieving performance standards and improved operating results in a manner normally expected of a President and Chief Operating Officer.

2.  Term and Termination.

     (a) Term of Agreement.

     (i) Original Term. Unless extended or earlier terminated as provided in this Agreement, the term of Employee's employment shall commence on the Effective Date and shall continue until February 28, 2004 (the "Original Term").

     (ii) One Year Renewals. Employee shall deliver to Stonehouse written notice regarding each year's expiration within fifteen (15) calendar days before (A) December 1, 2003 (the "Initial Notice Date") and (B) each anniversary thereafter (each a "Subsequent Notice"-the Initial Notice and any Subsequent Notices are herein after referred to as "the Notice"). Unless (A) Stonehouse delivers written notice to Employee within fifteen (15) calendar days after receipt of the Notice of its intent not to extend the term of this Agreement ("Non-Renewal Notice") or (B) this Agreement is otherwise terminated prior to February 28, 2004 or the then applicable Annual Renewal Period (as defined hereinafter) as provided in this Agreement, this Agreement shall be automatically renewed for an unlimited number of additional one (1) year periods (each an "Annual Renewal Period"). The Original Term and any Annual Renewal Periods are hereinafter collectively referred to as the "Term". In the event Employee fails to deliver the Notice to Stonehouse prior to the expiration of the Term, Stonehouse will be permitted to deliver a Non-Renewal Notice to Employee at anytime prior to the expiration of the Term.

     (b) Termination By Stonehouse for Cause. Notwithstanding anything in this Agreement to the contrary, express or implied, this Agreement, and Employee's employment, may be terminated immediately and without notice by Stonehouse at any time during the Term of this Agreement for "Fair and Honest Cause or Reason Regulated by Good Faith" ("Cause"). In case of such termination, the Company shall provide Employee, in writing, specific reasons, examples and instances of breach which it considers grounds for the termination, including references to any specific provisions below. For purposes of this Agreement, Cause shall mean
Employee's:

     (i)  material breach of any provision of this Agreement;

     (ii) failure or refusal to perform his duties and responsibilities, including those duties outlined in Section 1, or the failure or refusal of Executive to devote his full business time and attention to Stonehouse and use his best efforts, skills and abilities in the business and affairs of Stonehouse, including to promote the general welfare and interest of Stonehouse and to preserve, maintain and enhance its business in accordance with the terms hereof, in each case where such failure or refusal is not cured or corrected within ten
          (10) days after receipt of written notice from Stonehouse, which notice shall state specific instances and cures of such failure or refusal;

     (iii)gross  negligence  or  willful   misconduct  in  connection  with  the
          performance of his duties as an employee or officer of Stonehouse;

     (iv) engaging or participating in any activity which is competitive with or injurious to Stonehouse;

     (v)  behavior  which  could  foreseeably   result  in  material  damage  to
          Stonehouse's business;

     (v) commission of any act of fraud or material misrepresentation against Stonehouse or use or appropriation for his personal use and benefit of any funds, assets or properties of Stonehouse not authorized by Stonehouse to be so used or appropriated; or

     (vi) knowing violation of law, conviction for commission of a felony or conviction for a crime involving dishonesty or moral turpitude.

     Upon termination of this Agreement by Stonehouse pursuant to this Section 2(b), Employee shall be entitled to receive on the date of termination an amount equal to Employee's Monthly Base Salary (as defined in Section 4) prorated through the date of termination and any accrued and unpaid vacation time for which Employee is entitled to receive compensation pursuant to Section 4(c)(i). Upon termination of this Agreement under this Section 2(b), except as expressly provided under this Section 2(b), Stonehouse shall have no further obligations to Employee under this Agreement.

     (c) Termination By Stonehouse Without Cause or By Employee For Good Reason. Notwithstanding anything in this Agreement to the contrary, express or implied, this Agreement, and Employee's employment, may be terminated (i) at the will of Stonehouse without Cause at any time during the Term of this Agreement upon delivery of written notice to Employee or (ii) at the will of Employee for "Good Reason" (as defined below) at any time during the Term of this Agreement upon delivery of written notice to Stonehouse; provided, however, that Employee shall nonetheless be entitled to receive the following:

     (i) to the extent this Agreement, and Employee's employment, is terminated pursuant to this Section 2(c) prior to June 1, 2003, Employee shall not be entitled to receive any salary or other compensation from Stonehouse after the date of termination, Stonehouse shall not have any further obligations to Employee under this Agreement and Employee's Non-Qualified Stock Option Agreement set forth in Section 4
          (b) shall automatically be deemed null and void and have no force and effect on either Employee or Stonehouse;

     (ii) to the extent this Agreement, and Employee's employment, is terminated pursuant to this Section 2(c) after May 31, 2003 but prior to December 1, 2003, or Stonehouse delivers a Non-Renewal Notice to Employee prior to February 28, 2004, Employee shall be entitled to his Monthly Base Salary (as defined in Section 4(a)) for a period of six (6) months following the termination, provided that, to the extent that notwithstanding (A) Stonehouse's decision not to renew this Agreement and Employee's employment, following February 28, 2004 or (B) Employee's voluntary termination of his employment with Stonehouse as a result of a material diminution of Employee's duties hereunder, as the case may be, Stonehouse requests that Employee continue to provide services to the Company for a period of up to ninety (90) days after Stonehouse delivers a Non-Renewal Notice to Employee or Employee terminates his employment with Stonehouse, as the case may be (any such period being referred to herein as the "Initial Transition Period"), (y) if Employee provides such services during the Initial Transition Period, upon expiration of the Initial Transition Period, Employee shall be entitled to his Monthly Base Salary for a period of six (6) months following the expiration of the Initial Transition Period and (z) if Employee does not provide such services during the Initial Transition Period, notwithstanding anything herein to the contrary, Employee shall not be entitled to his Monthly Base Salary for a period of six (6) months but rather shall be entitled to his Monthly Base Salary for six (6) months less the Initial Transition Period beginning on the expiration date of the Initial Transition Period; and

     (iii)to the extent this Agreement, and Employee's employment, is terminated during any year after the expiration of the Original Term pursuant to this Section 2(c), Employee shall be entitled to his Monthly Base Salary for a period of twelve (12) months following the termination provided that, to the extent that, notwithstanding (A) Stonehouse's decision not to renew this Agreement, and Employee's employment, following the expiration of any Annual Renewal Period or
          (B) Employee's voluntary termination of his employment with Stonehouse as a result of a material diminution of Employee's duties hereunder, as the case may be, Stonehouse requests that Employee continue to provide services to the Company for a period of up to ninety (90) days after Stonehouse delivers a Non-Renewal Notice to Employee or Employee terminates his employment with Stonehouse, as the case may be (any such period being referred to herein as the "Subsequent Transition Period"), (A) if Employee provides such services during the Subsequent Transition Period, upon expiration of the Subsequent Transition Period, Employee shall be entitled to his Monthly Base Salary for a period of twelve (12) months following the expiration of the Subsequent Transition Period and (B) if Employee does not provide such services during the Subsequent Transition Period, notwithstanding anything herein to the contrary, Employee shall not be entitled to his Monthly Base Salary for a period of twelve (12) months but rather shall be entitled to his Monthly Base Salary for twelve (12) months less the Subsequent Transition Period, beginning on the expiration date of the Subsequent Transition Period.

     For purposes of this Agreement, "Good Reason" shall mean (i) a material diminution in Employee's duties and benefits (including compensation) hereunder and (ii) any material breach of the provisions of this Agreement by the Company, where such failure is not cured or corrected within ten (10) days after receipt of written notice from Employee of such failure.

     All amounts payable to Employee under this Section 2(c) shall be paid to Employee in equal monthly installments during the applicable period set forth above. If Stonehouse elects to terminate this Agreement pursuant to this Section 2(c), Stonehouse shall not have any further obligations to Employee under this Agreement other than the payment of the Monthly Base Salary pursuant to this
Section 2(c) and any accrued and unpaid vacation time for which Employee is entitled to receive compensation pursuant to Section 4(c)(i). Notwithstanding the foregoing, in the event Employee is terminated by Stonehouse under this
Section 2(c) and Employee thereafter engages or participates in any activity described in Section 2(b)(iv) or prohibited by Section 3, 5 or 6, Stonehouse shall not have any further obligations to pay Employee as set forth in this
Section 2(c).

     (d) Voluntary Termination by Employee. Employee may voluntarily terminate his employment with Stonehouse without Good Reason by giving Stonehouse sixty
(60) days advance written notice. Upon any voluntary termination of his employment with Stonehouse without Good Reason under this Section 2(d), Employee shall be entitled to receive an amount equal to Employee's Monthly Base Salary prorated through the date of termination and any accrued and unpaid vacation time for which Employee is entitled to receive compensation pursuant to Section 4(c)(i). Upon any termination of Employee's employment with Stonehouse pursuant to this Section 2(d), except as expressly provided under this subsection 2(d), Stonehouse shall not have any further obligations to Employee under this Agreement.

     (e) Automatic Termination. This Agreement, and Employee's employment, shall terminate immediately and without the necessity of any notice or any other action by any party hereto upon the first to occur of the following:

     (i)  The death of Employee;

     (ii) The loss of Employee's legal capacity to contract;

     (iii)The inability of Employee to perform his duties or responsibilities hereunder, as a result of mental or physical ailment or incapacity, for an aggregate of ninety (90) calendar days during any calendar year (whether or not consecutive) (a "Disability") unless waived in writing by Stonehouse; or

     (iv) The date on which timely notice has been given as required by Section 2(a)(ii), provided that Employee may continue to provide services to the Company during the Initial Transition Period or the Subsequent Transition Period as set forth in Section 2(c).

     Upon termination of this Agreement pursuant to clauses (i), (ii) or (iii) of this Section 2(e), Employee or Employee's estate, as the case may be, shall be entitled to an amount equal to (i) Employee's Monthly Base Salary prorated through the date of termination plus (ii) Employee's Monthly Base Salary for a period of three (3) months or the remaining period of the Term, whichever is less plus (iii) any accrued and unpaid vacation time for which Employee is entitled to receive compensation pursuant to Section 4(c)(i). The amounts payable under (i), (ii) and (iii) above shall be payable within thirty (30) days of the date of termination. Upon payment of such amounts, Stonehouse shall not have any further obligations to Employee or Employee's estate, as the case may be, under this Agreement.

3. Non-competition. Employee shall not, directly or indirectly, render services of a business, professional or commercial nature to, or have any interest whatsoever in, any other person or entity that competes with Stonehouse's business, whether alone, as an employee, as a partner, or as a shareholder, officer or director of any corporation or other business entity, or as a trustee, fiduciary or in any similar representative capacity of any other entity. Notwithstanding the foregoing, the expenditure of reasonable amounts of time for educational, charitable or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement. The non-competition provisions of this Section 3 shall terminate two (2) years following the date of termination of this Agreement.

4. Compensation.

     (a) Salary.

     (i) Beginning on March 1, 2003 and continuing through May 31, 2003, Stonehouse shall pay Employee a fixed monthly salary in an amount equal to Five Hundred Dollars ($500.00).

     (ii) Beginning June 1, 2003 and continuing during the entire remaining Term of this Agreement, Stonehouse shall pay Employee a fixed monthly salary in an amount equal to Fourteen Thousand Five Hundred Eighty Three Dollars ($14,583) or such greater amount as may be determined by the Board of Directors of Stonehouse from time to time ("Monthly Base Salary").

     (iii)The Monthly Base Salary shall be paid in equal installments (subject to proration for a period of employment of less than a month or any applicable payroll period therein) on Stonehouse's regular payroll dates. Employee authorizes Stonehouse to make such deductions and withholdings from his Monthly Base Salary and any other earnings of Employee from Stonehouse as are required by law, which deductions shall include, without limitation, withholding for federal and state income tax and Social Security and Medicare withholding.

     (b) Options. On the Effective Date, the Company shall grant Employee options to purchase Stonehouse common stock pursuant to, and subject to the terms of, that certain Non-Qualified Stock Option Agreement attached hereto as Exhibit A.

     (c) Additional Compensation and Benefits. Beginning June 1, 2003, Employee shall be entitled to the following additional benefits:

     (i) Employee shall be entitled to four weeks paid vacation in each twelve-month period during Employee's employment hereunder; and

     (ii) Stonehouse shall pay for Employee's portion of the standard medical insurance plan, standard disability plan, standard dental plan and standard life insurance plan provided for by Stonehouse. Employee shall additionally be eligible to participate in any standard Stonehouse retirement benefits including but not limited to Stonehouse 401(k) retirement plans. Any additional premiums for Employee's dependents shall be the responsibility of Employee;

     (d) Expenses. Beginning on the Effective Date, Stonehouse shall pay or reimburse Employee for all reasonable and necessary travel and other business expenses incurred or paid by Employee in connection with the performance of his services under this Agreement upon approval of Stonehouse and presentation of expense statements, vouchers, logs and such other supporting information as Stonehouse may reasonably request from time to time.

5. Nondisclosure and Assignment of Proprietary and Confidential Information. In consideration and recognition of the fact that Employee has had, and during the course of his employment with Stonehouse may have, access to Confidential Information (as hereinafter defined) of Stonehouse or other information and data or secrets of a proprietary nature of Stonehouse which Stonehouse desires to keep confidential, and that Stonehouse has furnished, or during the course of Employee's employment will furnish, such Confidential Information to Employee, Employee agrees and acknowledges as follows:

     (a) Confidential Information. As used herein, the term "Confidential Information" shall mean and include, without limitation, any and all marketing and sales data, prices, plans and strategies, financial projections, suppliers, customer lists, prospective customer lists, promotional ideas, data concerning Stonehouse's services, designs, methods, inventions, improvements, discoveries or designs, whether or not patentable, "know-how", training and sales techniques, and any other information of a similar nature disclosed to Employee or otherwise made known to him as a consequence of or through his employment with Stonehouse (including information originated by Employee) during Employee's employment; provided, however, that the term Confidential Information shall not include any information that (i) at the time of the disclosure or thereafter is or becomes generally available to and known by the public, other than as a result of a disclosure by Employee or any agent or representative of Employee in violation of this Agreement; or (ii) was available to Employee on a non-confidential basis from a source other than Stonehouse, or any of its officers, directors, employees, agents or other representatives.

     (b) Exclusive Rights; Assignment to Stonehouse. Stonehouse has exclusive rights to all Confidential Information, and Employee hereby assigns to
Stonehouse all rights he might otherwise possess in any Confidential Information. Except as required in the performance of his duties to Stonehouse, Employee will not at any time during or after his employment, directly or indirectly use, communicate, disclose, disseminate, lecture upon, publish articles or otherwise disclose or put in the public domain, any Confidential Information relating to Stonehouse, or its services, products or business. Employee agrees to deliver to Stonehouse any and all copies of Confidential Information in the possession or control of Employee upon the expiration or termination of this Agreement, or at any other time upon request. This Section 5 shall survive the termination of this Agreement and the termination of Employee's employment with Stonehouse.

6. Solicitation of Employees, Customers and Others. In consideration and recognition of the fact that Employee's position with Stonehouse is an executive position involving fiduciary responsibility to Stonehouse and access to Stonehouse's Confidential Information, Employee agrees that he will not directly or indirectly (i) solicit, influence or attempt to influence any customer, potential customer or supplier of Stonehouse to cease doing business with Stonehouse or to do business with a competing company or (ii) solicit, influence or attempt to influence any employee of Stonehouse to leave the employ of Stonehouse, or otherwise employ any employee of Stonehouse. This Section 6 shall survive for a period of two (2) years from the date of termination of this Agreement.

7. Remedies and Enforcement Upon Breach. Employee agrees and acknowledges that any violation of Sections 3, 5 and 6 shall entitle Stonehouse to pursue any appropriate remedies or relief provided by law or equity and to obtain a temporary restraining order if warranted, injunctive relief if appropriate, and/or specific performance of the foregoing agreements and covenants. Employee has carefully read and considered the provisions of Sections 3, 5 and 6 of this Agreement, and agrees that the restrictions contained therein (including, but not limited to, the time period) are fair and reasonable and that these provisions are reasonably required for protection of Stonehouse's interests. Employee further agrees that a violation by Employee of any of the covenants contained in Sections 3, 5 and 6 will cause damage to Stonehouse that will be significant, material and difficult or impossible to adequately measure, and that in the event of such a breach, Stonehouse will be entitled to seek and obtain injunctive relief. Employee expressly acknowledges and agrees that the respective covenants and agreements will be construed in such a manner as to be enforceable under applicable laws if a more limited scope is determined by a court of competent jurisdiction to be required.

8. Representation by Employee. Employee represents and warrants that he is under no restriction or disability by reason of any prior contract or otherwise which would prevent him from entering into and performing his duties and obligations under this Agreement.

9. Notices. All notices, requests, demands and other communications under this Agreement must be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date indicated on the return receipt as the date of receipt or refusal if mailed to the party to whom notice is to be given by first class mail, registered or certified, postage prepaid, return receipt requested, and properly addressed as follows:

        to Stonehouse:     c/o nStor Technologies, Inc.
                           100 Century Blvd
                           West Palm Beach, FL 33417
                           Attn: H. Irwin Levy
                           Fax: 561-640-3160



        to the Employee:   Mardan Afrasiabi
                           19700 Fairchild Rd., Suite 290
                           Irvine, CA 92612
                           Fax 949-442-9990

Any party may change its address for the purpose of this Section 9 by giving the other party written notice of the new address in the manner set forth above.

10. Entire Agreement; Termination. This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof, written or otherwise. It is expressly understood that Sections 2(c), 2(e), 3, 5, 6, 7 and 9 through 19 shall survive the termination or expiration of this Agreement and Employee's employment with Stonehouse.

11. Amendment. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants or conditions hereof may be amended, only by a written instrument executed by Employee and by an authorized representative of Stonehouse, which expressly states the intent of the parties to modify the terms of this Agreement.

12. Waiver. Any failure to exercise or delay in exercising any right, power or privilege herein contained, or any failure or delay at any time to require the other party's performance of any obligation under this Agreement, shall not affect the right to subsequently exercise that right, power or privilege, or to require performance of that obligation. A waiver of any of the provisions of this Agreement shall not be deemed, nor shall constitute a continuing waiver. A waiver shall not be binding unless executed in writing by the party making the waiver.

13. Assignment; Binding Effect. This Agreement shall inure to the benefit of, and be enforceable by, Stonehouse and its successors and assigns; however, this Agreement is personal to Employee and may not be assigned by him under any circumstances.

14. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid and effective under applicable law. If any provision of this Agreement shall be unlawful, void or for any reason unenforceable, it shall be deemed separable from, and shall in no way affect the validity or enforceability of, the remaining provisions of this Agreement, and the rights and obligations of the parties shall be enforced to the fullest extent possible.

15. Attorney's Fees. In any judicial action or proceeding or any arbitration proceeding between the parties to enforce any of the provisions of this Agreement, to seek damages on account of the breach hereof, to seek injunctive relief to prevent the breach hereof, to seek a judicial determination of the rights or obligations of any party hereto or in any judicial action or proceeding or any arbitration proceeding between the parties in which this Agreement is raised as a defense, regardless of whether the action or proceeding is prosecuted to judgment, and in addition to any other remedy, the unsuccessful party shall pay the successful party all reasonable costs and expenses, including reasonable attorney's fees, incurred by the successful party.

16. Governing Law. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Florida, excluding any choice of law principles, which direct the application of the laws of another jurisdiction.

17. Effect of Hearing. The subject headings of this Agreement are included for convenience only, and shall not affect the construction or interpretation of any of its provisions.

18. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



        "Stonehouse"      Stonehouse Technologies, Inc.,
                          a Texas Corporation

                          By: /s/ H. Irwin Levy
                          Its: Chairman of the Board


        "Employee"        /s/ Mardan Afrasiabi
                          Mardan Afrasiabi


                                    EXHIBIT A